Exhibit 10.02
FIRST AMENDMENT
THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of August 12, 2016, by and between RAR2-CLEARVIEW BUSINESS PARK OWNER, LLC, a Delaware limited liability company (“Landlord”), and GOPRO, INC., a Delaware corporation (“Tenant”).
RECITALS

A.
Landlord (as successor in interest to Locon San Mateo, LLC, a Delaware limited liability company) and Tenant (formerly known as Woodman Labs, Inc., a Delaware corporation, successor in interest to Woodman Labs, Inc., a California corporation) are parties to that certain Lease Agreement dated September 10, 2013 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 2,067 rentable square feet (the “Premises”) described as the larger of the two outbuildings located north of 3000E Clearview Way, San Mateo, California (the “Building”).

B.	In addition, Landlord and Tenant are parties to that certain Office Lease Agreement dated November 1, 2011, as amended.

C.	In addition, Tenant is a party to that certain Sublease dated June__ [sic], 2013. between Akamai Technologies. Inc., a Delaware corporation, and Tenant.

D.	The Lease by its terms shall expire on February 15, 2019 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Landlord and Tenant agree as follows:

1.
Extension. The Term of the Lease is hereby extended for a period of sixty (60) months commencing on February 16, 2019 and expiring on February 15, 2024 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.
Monthly Base Rent. For the period beginning February 16, 2019 (the “Adjustment Date”) and continuing through the Extended Termination Date, the Monthly Base Rent shall be adjusted to reflect any increase in the CPI (defined below) (the “Base Rent Adjustment”). Such Base Rent Adjustment shall be accomplished by multiplying the Base Rent for the immediately preceding twelve (12) month period prior to the Adjustment Date (which shall not be diminished by any credits or abatements granted in the Lease, as amended hereby) by a fraction, the numerator of which shall be the most recently published CPI index number prior to Adjustment Date and the denominator of which shall be the most recently published CPI Index number prior the reporting period immediately preceding the Extension Date, provided that notwithstanding anything to the contrary set forth herein, in no event shall the Monthly Base Rent so calculated be less than 103% of the Monthly Base Rent in effect during the immediately proceeding twelve (12) month period prior to the Adjustment Date. For purposes hereof, “CPI” shall mean the Revised Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, for San Francisco-Oakland-San Jose, California - All Urban Consumers. If the manner in which the CPI is calculated shall be substantially revised, Landlord and Tenant shall select a means to adjust such revised Index which would produce results equivalent, as practicable, to those which would have been obtained if the CPI had not been so revised. If the CPI shall become unavailable to the public because publication is discontinued, or otherwise. Landlord and Tenant shall select a comparable substitute index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency, or if no such index shall then be available, a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication. In the event the U.S. Department of Labor, Bureau of Labor Statistics changes the publication frequency of the CPI so that a CPI is not available to make an adjustment for the period in question, the adjustment shall be based on the percentage increase in the CPI for the twelve (12) month period beginning with the closest month preceding the period in question for which a CPI is available.

3.	Additional Security Deposit. No Security Deposit shall be required in connection with this Amendment.

4.	Improvements to Premises.

4.1
Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Tenant hereby acknowledges and agrees that Landlord has fulfilled all of its obligations pursuant to Exhibit “C” to the Lease.

4.2
Responsibility for Improvements to Premises. Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord in accordance with the terms and conditions of the Lease and shall be further governed in all respects by the provisions of Article IX (Repairs and Alterations) of the Lease.

5.	Lease Modifications.

5.1
Insurance. As of the date hereof, Article XV (Insurance) is hereby revised to delete the 4th to last sentence and replace the same with the following: “All policies of Tenant’s insurance shall contain endorsements that the insurer(s) shall give Landlord and its designee no less than ten (10) days written notice prior to cancellation for failure to pay premiums. Tenant shall provide to Landlord no less than ten (10) days written notice prior to: (i) cancellation of any of Tenant’s insurance carried hereunder for any reason whatsoever, and (ii) material adverse change in any such coverage.”

5.2	Event of Default. Article XIX(E) of the Lease is hereby deleted in its entirety and shall be of no further force or effect.

5.3
Holding Over. Article XXIV (Holding Over) of the Lease is hereby modified by deleting the second sentence and replacing the following language therefor: “Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provision of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to one hundred fifty percent (150%) of the Monthly Base Rent due for the period immediately preceding the holdover”.

6.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1	Landlord Notice Address. Landlord's address set forth in Section I of the Basic Lease Information of the Lease is hereby deleted in its entirety and replaced with the following:

“RAR2-Clearview Business Park Owner, LLC
c/o Deutsche Asset & Wealth Management
101 California Street, 24th Floor
San Francisco, CA 94111
Attn: Asset Manager

with a copy to:

c/o Embarcadero Capital Partners LLC
1301 Shoreway Road, Suite250
Belmont, CA 94002”

6.2
Landlord's Address for Payment of Rent. Landlord's address for payment of Rent set forth in Section J of the Basic Lease Information of the Lease is hereby deleted in its entirety and replaced with the following:

RAR2-Clearview Business Park Owner, LLC
P.O. Box 209238
Austin, TX 78720-9238

6.3	Tenant Notice Address. Tenant's address for all notices under the Lease are as follows:

GoPro, Inc.
3000 Clearview Way
San Mateo, CA 94402
Attn: General Counsel

with a copy to:

GoPro, Inc.
3000 Clearview Way
San Mateo, CA 94402
Attn: Vice President, Workplace

with a copy to:

Jones Lang LaSalle
4085 Campbell Avenue, Suite 150
Menlo Park, CA 94025
Attn: Rich Branning, Managing Director

7.    Miscellaneous.

7.1
This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.2
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.3
Tenant shall reasonably comply with Landlord's recycling policy for the Building, including, without limitation, Tenant shall sort and separate its trash into separate recycling containers as required by law or which may be furnished by Landlord and located in the Premises. Tenant shall comply with all laws regarding the collection, sorting, separation, and recycling of garbage, waste products, trash and other refuse at the Building. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by law or pursuant to Landlord's recycling policy, and to require Tenant to arrange for such collection at Tenant's cost, utilizing a contractor reasonably satisfactory to Landlord.

7.4
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.5
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

7.6
Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act. 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

7.7
Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. To allow for compliance with building performance benchmarking and disclosure regulations, and to facilitate implementation of sustainable improvements to the Building, Tenant shall: (a) retain copies of its “utility data, which includes, but is not limited to, Tenant's utility bills and invoices pertaining to Tenant's energy, water, and trash usage at the Building during the Term (as the same may be further extended) , and (b) upon request, provide Landlord with copies of such “utility data”. Tenant further agrees, upon Landlord’s request to execute utility release forms provided by the applicable utility or municipality to expedite the data collection process.

7.8
Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Buildings. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:

RAR2-CLEARVIEW BUSINESS PARK OWNER, LLC,
a Delaware limited liability company

By: RAR2-Clearview Business Park Member
QRS, LLC, a Delaware limited liability company,
its Investor Member and Manager

By:	RREEF America, L.L.C.,
a Delaware limited liability company,
its Authorized Agent

	By:	/s/ Stephen J. George
	Name:	Stephen J. George
	Title:	Vice President
	Dated:	9/2, 2016

TENANT:

GOPRO, INC.,
a Delaware corporation

	By:	/s/ Charles Lafrades
	Name:	Charles Lafrades
	Title:	VP, Finance
	Dated:	8/19/2016